Aaron's, Inc. Reports First Quarter Results

- Lease Revenues Up 8%; Total Revenues a Record $595.1 Million

- Same Store Revenues Increase 3.4%

- Net Earnings $51.0 Million

- Diluted EPS of $.67, Up 5% on a Non-GAAP Basis

ATLANTA, April 25, 2013 /PRNewswire/ -- Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three months ended March 31, 2013.

For the first quarter of 2013, revenue increased 2% to a record $595.1 million compared to $586.0 million for the first quarter in 2012. Net earnings were $51.0 million versus $71.2 million last year. Diluted earnings per share were $.67 compared to $.92 per share a year ago.

During the first quarter of 2012, the Company recognized $35.5 million of income related to the settlement of a lawsuit. Excluding the reversal of the lawsuit-related accrual, diluted earnings per share would have increased 5% to $.67 versus $.64 in the same period a year ago.

Lease revenues and fees were up 8% for the first quarter of 2013 compared to the same period last year. Non-retail sales, which are primarily sales of lease merchandise to Aaron's Sales & Lease Ownership franchisees, decreased 21% for the quarter compared to the first quarter last year due to less demand for products by franchisees.

"While revenues and Non-GAAP earnings are above last year's first quarter results, we expected more growth. Demand by customers in both our Company-operated and franchised stores has been less than anticipated," said Ronald W. Allen, Chairman, President and Chief Executive Officer of Aaron's. "We believe results for the quarter were affected by the overall difficult economic environment for our middle to lower income customers, including increases in their payroll taxes and delays in their income tax refunds. Although same store revenue and customer count growth remains very good, this growth was less than planned which resulted in the first quarter operating results being below expectations. Based upon these results and current market conditions, we are reducing our revenue and earnings guidance for the year."

"We are pleased to report that the results of our Black Friday promotion last November have been good, and the retention of customers and lease agreements have been in line with historical customer behavior," Mr. Allen continued. "In addition, our HomeSmart weekly rental business grew revenues during the quarter to $16.9 million, and recorded a loss of $188,000, well below an expected loss of $1 million. We believe the HomeSmart results for the rest of the year will continue to improve and, as we have previously stated, a decision on further new store openings will be made in the latter half of this year. If current operating trends and expectations remain positive, we can anticipate adding a significant number of new HomeSmart stores in 2014 and beyond."

Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) increased 3.4% during the first quarter of 2013 compared to the first quarter of 2012, and customer count on a same store basis was up 4.1%. For Company-operated stores open over two years at the end of March 2013, same store revenues increased 1.8% during the first quarter of 2013 compared to the first quarter of 2012. The Company had 1,108,000 customers and its franchisees had 592,000 customers at the end of the most recent quarter, a 6% increase in total customers over the number at the end of the first quarter a year ago (customers of franchisees, however, are not customers of Aaron's, Inc.).

During the first quarter of this year, the Company generated over $103 million of cash flow from operations, and had $210 million of cash on hand at the end of March 2013. The Company did not reacquire shares during the first quarter, but has authorization to purchase an additional 4,044,655 shares.

Division Results

Aaron's Sales & Lease Ownership division revenues increased $4.5 million in the first quarter to $575.3 million compared to $570.8 million in revenues in the first quarter of 2012.

Revenues of the HomeSmart division increased in the first quarter to $16.9 million, a $4.4 million increase over the $12.5 million in revenues in the first quarter of 2012.

Components of Revenue

Consolidated lease revenues and fees for the first quarter ended March 31, 2013 increased 8% over the comparable previous year period. In addition, franchise royalties and fees increased 4% in the first quarter compared to the same period in 2012. Non-retail sales decreased 21% for the quarter compared to the first quarter last year. The increases in the Company's franchise royalties and fees are the result of an increase in revenues of the Company's franchisees, which collectively had revenues of $269.5 million during the first quarter, a 2% increase over the comparable 2012 period. Same store revenues and customer counts for franchised stores were up 2.6% and 6.6%, respectively, for the first quarter compared to the same quarter last year. Revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.

Store Count

During the first quarter of 2013, the Company opened four Company-operated Aaron's Sales & Lease Ownership stores, seven franchised stores, and one RIMCO store. The Company also acquired one franchised store. Two Company-operated Aaron's Sales & Lease Ownership stores were closed during the quarter.

Through the three months ended March 31, 2013, the Company awarded area development agreements to open four additional franchised stores. At March 31, 2013, there were area development agreements outstanding for the opening of 176 franchised stores over the next several years.

At March 31, 2013, the Company had 1,230 Company-operated Aaron's Sales & Lease Ownership stores, 748 franchised Aaron's Sales & Lease Ownership stores, 78 Company-operated HomeSmart stores, one franchised HomeSmart store, 20 Company-operated RIMCO stores, and six franchised RIMCO stores. The total number of stores open at March 31, 2013 was 2,083.

Second Quarter and Full Year 2013 Outlook

The Company is updating its guidance for 2013 and expects to achieve the following:

  Second quarter revenues (excluding revenues of franchisees) of approximately $565 million.
  Second quarter diluted earnings per share in the range of $.45 to $.49 per share, which includes approximately $.04 per share in one-time charges relating to the retirement of the Company's Chief Operating Officer and a change in vacation policies.
  Fiscal year 2013 revenues (excluding revenues of franchisees) of approximately $2.35 billion, a decrease over the previous guidance of approximately $2.4 billion.
  Fiscal year 2013 diluted earnings per share in the range of $2.11 to $2.23, which includes the above mentioned one-time charges, a decrease from the previous guidance of $2.25 to $2.41.
  EPS guidance does not assume any significant repurchases of the Company's Common Stock.
  New store growth of approximately 4% to 6% over the store base at the end of 2012, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores.  This will be a net store growth after any opportunistic merging or disposition of stores.
  The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.
  The Company also plans to continue to acquire franchised stores or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron's will hold a conference call to discuss its quarterly financial results on Friday, April 26, 2013, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

Aaron's, Inc., based in Atlanta, currently has more than 2,083 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactured approximately $95 million, at cost, of furniture and bedding at 14 facilities in seven states in 2012. Most of the production of Woodhaven is for shipment to Aaron's stores.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Statements in this release that are "forward-looking" include without limitation Aaron's projected revenues, earnings, and store openings for future periods.

Aaron's, Inc. and Subsidiaries Consolidated Statements of Earnings (In thousands, except per share amounts)
	(Unaudited) Three Months Ended March 31,
	2013	2012
Revenues:
Lease Revenues and Fees	$468,104	$435,106
Retail Sales	14,419	13,748
Non-Retail Sales	90,955	115,563
Franchise Royalties and Fees	18,200	17,505
Other	3,463	4,074
Total	595,141	585,996

Costs and Expenses:
Retail Cost of Sales	8,354	7,724
Non-Retail Cost of Sales	82,829	104,882
Operating Expenses	253,954	234,910
Reversal of Accrued Lawsuit Expense	-	(35,500)
Depreciation of Lease Merchandise	168,203	158,161
Total	513,340	470,177

Operating Profit	81,801	115,819
Interest Income	752	880
Interest Expense	(1,511)	(1,670)
Earnings Before Income Taxes	81,042	115,029

Income Taxes	30,042	43,803

Net Earnings	$51,000	$71,226

Earnings Per Share	$.67	$.94

Earnings Per Share Assuming Dilution	$.67	$.92

Weighted Average Shares Outstanding	75,760	75,971

Weighted Average Shares Outstanding Assuming Dilution	76,574	77,032

Selected Balance Sheet Data (In thousands)
	(Unaudited)
	March 31, 2013	December 31, 2012
Cash and Cash Equivalents	$209,957	$129,534
Investments	91,910	85,861
Accounts Receivable, Net	67,184	74,157
Lease Merchandise, Net	961,690	964,067
Property, Plant and Equipment, Net	231,927	230,598
Other Assets, Net	299,158	328,712

Total Assets	1,861,826	1,812,929

Senior Notes	125,000	125,000
Total Liabilities	672,946	676,803
Shareholders' Equity	$1,188,880	$1,136,126

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share excluding the reversal of a $35.5 million charge recorded in the first quarter of 2012 related to a previously announced lawsuit verdict against the Company, and associated legal fees and expenses. This measure is not presented in accordance with generally accepted accounting principles in the United States ("GAAP").

Management regards the circumstances of this particular lawsuit as infrequent and not arising out of the ordinary course of business. The adjustment involves matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding this adjustment is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share, which are also presented in the press release.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP

Net Earnings and Earnings Per Share Excluding Reversal of Accrued Lawsuit Expense

(In thousands, except earnings per share)

	(Unaudited) Three Months Ended March 31,
	2013	2012
Net Earnings	$ 51,000	$ 71,226

Less Reversal of Accrued Lawsuit Expense, Net of Taxes (1)	-	(21,982)

Non-GAAP Net Earnings Excluding Reversal of Accrued Lawsuit Expense	$ 51,000	$ 49,244

Earnings Per Share Assuming Dilution	$.67	$.92

Less Reversal of Accrued Lawsuit Expense	-	(.28)

Non-GAAP Earnings Per Share Assuming Dilution Excluding Reversal of Accrued Lawsuit Expense	$.67	$.64

Weighted Average Shares Outstanding Assuming Dilution	76,574	77,032
(1) Net of taxes of $13,518 calculated using the effective tax rate for the three months ended March 31, 2012.

CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer, +1-404-231-0011